                                                  Exhibit 11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                    Three Months Ended   Nine Months Ended
                                        September 30       September 30
                                    ------------------   -----------------
                                       1994      1993      1994     1993
                                      -----     -----     -----     -----
EARNINGS:
Primary:
Net income, as reported             $129,808   141,388   322,007   337,916
Preferred dividends declared
  (net of taxes)                      (2,129)   (2,038)   (6,343)   (6,234)
                                    --------  --------  --------  --------
    Net income, as adjusted         $127,679   139,350   315,664   331,682
                                    ========  ========  ========  ========
Fully diluted:
Net income, as reported             $129,808   141,388   322,007   337,916
Additional PSOP expense (net
  of taxes) due to assumed
  conversion of preferred stock         (944)     (988)   (2,841)   (3,062)
                                    --------  --------  --------  --------
    Net income, as adjusted         $128,864   140,400   319,166   334,854
                                    ========  ========  ========  ========

SHARES:
Primary:
Weighted average number of common
  shares outstanding, per
  consolidated financial
  statements                         84,042     84,493    84,195   84,332
Additional dilutive effect of
  outstanding stock options (based
  on treasury stock method using
  average market price)                 654        849       621      759
                                   --------   --------  -------- --------
    Weighted average, as adjusted    84,696     85,342    84,816   85,091
                                   ========   ========  ======== ========

Fully diluted:
Weighted average number of common
  shares outstanding, per
  consolidated financial
  statements                         84,042     84,493    84,195   84,332
Additional dilutive effect of:
Convertible preferred stock           4,068      4,100     4,078    4,111
Outstanding stock options
  (based on treasury stock
  method using market price at
  end of period)                        586        916       599      987
                                   --------   --------  -------- --------
    Weighted average, as adjusted    88,696     89,509    88,872   89,430
                                   ========   ========  ======== ========

EARNINGS PER COMMON SHARE:


    Primary                            $1.51      1.63      3.72      3.90
    Fully diluted                      $1.45      1.57      3.59      3.74